Exhibit 99.1

[CoBiz Letterhead]

                     , 2005

Re:                               Amendment to Employment Contracts

Dear                               :

We are in the process of revising and standardizing our form of employment contract.  We do not propose to ask employees with existing contracts to sign the new form.  However, in the course of this project, we discovered some problems with our existing contracts that need to be fixed.  Rather than preparing an individual amendment to each existing contract, we are asking each employee with a contract to sign this “generic” letter agreement that addresses the problems by category.  Your contract may or may not have all of the issues described below.  We apologize for this somewhat impersonal approach, but are sure that you will appreciate the efficiencies that it allows us to achieve.

1.                                       Term.

(a)                                  Issue.  Your contract provides that it will remain in effect for a specified term.  It may or may not provide for automatic renewal after the end of the specified term.  You may previously have received a letter providing for automatic annual renewal.

(b)                                 Solution.  Upon execution of this letter agreement, your contract will be amended to provide that, at the end of the specified term and at the end of each renewal term thereafter, it will automatically be extended for an additional one-year term unless either party gives notice of non-renewal at least 30 days prior to the end of the then current term.  For purposes of determining severance, a notice of non-renewal shall constitute a termination of the contract by the party giving the notice effective as of the end of the term in which the notice is given.

2.                                       Health Insurance Plans.

(a)                                  Issue.  Your contract may provide that you will be eligible to continue to participate in the Company’s health insurance plans (including medical, dental and vision) for a specified period following termination of employment in specified circumstances.  The Company cannot allow you to continue to participate in its health insurance plans after you cease to be an employee.  However, you have the right under COBRA to elect to continue to participate, at your own expense, for a period established by law, usually 18 months after termination of employment.

(b)                                 Solution.  If your contract provides for your continued participation in the Company’s health insurance plans after termination of employment in any circumstances, upon execution of this letter agreement, your contract will be amended to provide that, upon termination of your employment in those circumstances, and if you properly elect pursuant to COBRA to continue coverage under the Company’s health insurance plans in which you were participating as of the effective date of termination, for 12 months following termination, the Company will reimburse you (within 15 days after submission to the Company of proof of payment) an amount equal to (i) the monthly COBRA premiums paid by you for such coverage, including any administrative charge imposed by the Company, minus (ii) the monthly amounts that you would have paid for coverage under those plans if your employment had not been terminated.  If you do not elect to continue coverage pursuant to COBRA, the Company will not be obligated to pay to you or for your benefit any amount in respect of health insurance after termination of your employment.  You acknowledge that the Company is not obligated to provide insurance coverage after termination of your employment and that it will be solely your responsibility to elect COBRA coverage or obtain alternative insurance coverage.  Nothing in this letter agreement is intended to create a right to receive payments that extends beyond the period in which your contract entitles you to continue to participate in the Company’s health insurance plans.  For example, if your contract provides that your right to participate terminates when health insurance becomes available from a subsequent employer, your right to receive payments under this Section 2 would also terminate at that time.

3.                                       Other Employee Benefit Plans.

(a)                                  Issue.  Your contract may provide for your continued participation in other employee benefit plans (i.e., other than health insurance plans as to which COBRA rights are available) after termination of employment in certain circumstances.  For example, it may provide for your continued participation in the Company’s retirement plans or life and disability insurance plans during any period in which you are entitled to receive severance.  The Company cannot allow you to participate in those plans (including making employee contributions) after termination of employment.

(b)                                 Solution.  If your contract provides for your continued participation in any employee benefit plan to which COBRA does not apply after termination of your employment in any circumstances, upon execution of this letter agreement, your contract will be amended to provide that, upon termination of your employment in those circumstances, the Company will pay you in cash the amount that it would have paid or contributed to each such plan for your benefit during the 12-month period following termination of employment (pro rated in the case of any payment that would relate to a plan or premium period extending beyond such 12-month period), payable as and when each such payment or contribution would have been made by the Company.  If the amount that the Company would have paid or contributed to any plan for your benefit depends in whole or in part on the amount that you would have contributed to the plan or the amount of your compensation, for purposes of determining the payments due you under this Section 3, you will be deemed to have made contributions to that plan at the level that you were contributing on the date of termination and your compensation will be deemed to have remained unchanged during the 12-month period.  You acknowledge that payments under this Section 3will be taxable to you and subject to withholding.  You further acknowledge that the Company cannot accelerate the vesting of any benefits to you under any such plans and that you will not be covered by such plans after the termination of your employment.

4.                                       Change of Control.

(a)                                  Issue.  Your employment contract may provide for increased severance if you terminate your employment within a specified period following a “Change of Control” (as defined in your contract).  As written, your contract does not provide such increased severance if your employment is terminated during that period by the Company rather than by you.

(b)                                 Solution.  If your contract provides for increased severance if your employment is terminated by you within a specified period following a Change of Control in specified circumstances, upon execution of this letter agreement, your contract will be amended to provide for the same increased severance if your employment is terminated by the Company “without cause” (as defined in your contract) within that specified period following a Change of Control and in the specified circumstances.

5.                                       Time Limit on Change of Control Provision.

(a)                                  Issue.  Your contract may provide that you will receive increased severance only if a Change of Control occurs within a specified period after the date of your contract and you terminate your employment within a specified period after the Change of Control.

(b)                                 Solution.  Upon execution of this letter agreement, your contract will be amended to provide for increased severance if you terminate your employment within the specified period after a Change of Control, without regard to when the Change of Control occurs.

6.                                       Timing of Increased Severance Payments.

(a)                                  Issue.  Your contract may provide for increased severance upon termination of employment in specified circumstances following a Change of Control.  For example, your contract may provide that upon termination of employment in specified circumstances, you receive severance payments based on your salary and bonus for a period of 12 months following termination, but that if termination follows a Change of Control, you receive 1.5 times the normal severance benefits.  In that case, it is not clear whether you are entitled to receive larger payments for 12 months or the same payments for 18 months.

(b)                                 Solution.  Upon execution of this letter agreement, your contract will be amended to provide that all severance based on your salary and bonus will be payable in 12 monthly payments following termination of employment, commencing at the end of the calendar month in which the effective date of termination occurs.  This amendment does not affect the amount of severance based on salary and bonus to which you are entitled under your contract.

7.                                       Deferral of Severance.

(a)                                  Issue.  Your contract may provide for the deferral of severance payments if the Company is not in compliance with applicable minimum capital requirements at the time of termination or if the making of severance payments would cause it not to be in compliance with those requirements.  Such a deferral could violate Section 409A of the Internal Revenue Code, which would result in the imposition of an additional 20% tax on you.  Further, if you are a “key employee” (as defined in Section 409A) at the time of termination, and your severance arrangements are not exempt from Section 409A, it may be necessary to delay severance payments to you for six months after termination to avoid the additional 20% tax.

(b)                                 Solution.  Upon execution of this letter agreement, your contract will be amended to provide that (i) the Company’s right to defer payments based on minimum capital requirements will apply only to the extent that the deferral will not result in the imposition of an additional tax under Section 409A of the Internal Revenue Code and (ii) if you are a “key employee” (as defined in Section 409A) at the time of termination and your severance arrangement does not qualify for an exemption from Section 409A, the Company will defer severance payments for six months after termination, all payments that would have been made in that six-month period shall be made in a lump sum, without interest, within 10 days after the end of the six-month period and payments due after that six month period shall be made as provided in your contract, as amended by this letter agreement.

8.                                       Clarification of Increased Severance.

(a)                                  Issue.  Your contract may provide for increased severance benefits if your employment is terminated in specified circumstances within a specified period after a Change of Control, but may not be specific about the benefits that are increased.  The Company intended (and many of its employment agreements expressly provide) that the increase would apply only to the cash severance payments to be made by the Company based on your compensation and bonus and not to your right to continue to participate in employee benefit plans.

(b)                                 Solution.  Upon execution of this letter agreement, your contract will be amended to provide that any increase in the severance benefits provided therein relates only to the cash payments to be made by the Company based on your salary and bonus and not to your right to participate in (or receive payments in lieu of participating in) the Company’s employee benefit plans.

9.                                       Release in Exchange for Severance.

(a)                                  Issue.  Your contract may provide for payment of severance in specified circumstances without requiring you to execute a release of the Company as a condition to receiving severance or conditioning your right to receive severance upon compliance with the post-termination provisions of the contract.  The Company believes that it is fair and customary to require (and many of its existing contracts do require) that a terminated employee execute a release before receiving severance benefits and that the right to severance is conditioned upon compliance with the contract.

(b)                                 Solution.  Upon execution of this letter agreement, your contract will be amended to provide that your right to receive severance benefits (i) will be contingent upon your execution of a release of all claims against the Company and its affiliates (other than the right to receive severance benefits) in form and substance and under procedures reasonably believed by the Company to be adequate to effectively waive all such claims under applicable law and (ii) will automatically terminate upon any breach by you of any non-solicitation, non-disparagement or other covenant in your contract prohibiting conduct injurious to the Company following termination.  If the release does not become fully and finally effective until legally prescribed periods have elapsed, notwithstanding any other provision of your contract, no severance benefits shall be payable until all such periods have elapsed and the release has become fully and finally effective.

This letter agreement is not intended to provide any post-termination benefits not already provided in your contract or to extend the period for which any benefit is to be provided.  If your contract does not provide for any of the benefits described above, nothing in this letter agreement shall be deemed to provide those benefits to you.

If the amendments set forth above are acceptable to you, please sign this letter agreement in the space provided below.  When signed by you, this letter agreement will constitute an amendment to your employment contract.

Yours truly,

CoBiz Inc.

By:
Steven Bangert, Chief Executive Officer

Accepted:

(Type or print name)

(Signature)

Date: